Exhibit 99.1
Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2020 RESULTS
DALLAS, October 22, 2020-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2020 results.
Executive Summary
•Third quarter 2020 net sales of $4.7 billion increased 1 percent compared to the year-ago period, including organic sales growth of 3 percent.
•Diluted net income per share for the third quarter was $1.38 in 2020 and $1.94 in 2019.
•Third quarter adjusted earnings per share were $1.72 in 2020 compared to $1.84 in 2019. Adjusted earnings per share exclude certain items described later in this news release.
•Diluted net income per share for 2020 is expected to be $6.41 to $6.72.
•The company is now targeting full-year 2020 organic net sales growth of 5 percent and adjusted earnings per share of $7.50 to $7.65. The prior outlook was for organic sales growth of 4 to 5 percent and adjusted earnings per share of $7.40 to $7.60.
Chairman and Chief Executive Officer Mike Hsu said, “Kimberly-Clark teams around the world are managing our near-term operating priorities extremely well, with strong focus on employee health and safety and supply chain excellence during this unprecedented time period. At the same time, we are significantly increasing our growth investments for future success, our market share positions are healthy overall and we are on track to achieve excellent financial results this year.”
Hsu continued, “We delivered solid organic sales growth in the third quarter, with good underlying performance and increased demand because of COVID-19. We also achieved $140 million of cost savings and returned approximately $560 million to shareholders through dividends and share repurchases. While earnings in the quarter were down as expected, we’re raising our full-year outlook and now expect adjusted earnings per share will grow 9 to 11 percent this year. We continue to execute our strategies well and remain very optimistic about our opportunities to deliver balanced and sustainable growth and create long-term shareholder value.”
Third Quarter 2020 Operating Results
Sales of $4.7 billion in the third quarter of 2020 increased 1 percent compared to the year-ago period. Organic sales increased 3 percent, while changes in foreign currency exchange rates reduced sales 2 percent. Volumes rose 2 percent and the combined impact of changes in net selling prices and product mix increased sales 1 percent. In North America, organic sales increased 8 percent in consumer products but fell 15 percent in K-C Professional. Outside North America, organic sales rose 2 percent in developing and emerging markets and 3 percent in developed markets.
Third quarter operating profit was $666 million in 2020 and $915 million in 2019. Results in both periods include charges related to the 2018 Global Restructuring Program. Results in 2019 also include a gain on the sale of a manufacturing facility as part of the restructuring.

Third quarter adjusted operating profit was $806 million in 2020 and $859 million in 2019. Results benefited from organic sales growth, $125 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $15 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $25 million, driven by pulp and other raw materials. Other manufacturing costs increased year-on-year, including costs related to COVID-19. Advertising spending increased significantly and general and administrative costs were also higher, including capability-building investments and increased incentive compensation expense. Foreign currency translation effects reduced operating profit by $10 million and transaction effects also negatively impacted the comparison.
The third quarter effective tax rate was 20.1 percent in 2020 and 22.8 percent in 2019. The third quarter adjusted effective tax rate was 22.4 percent in 2020 and 21.5 percent in 2019. Kimberly-Clark’s share of net income of equity companies in the third quarter was $31 million in both 2020 and 2019.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter was $559 million in 2020 and $886 million in 2019. The decrease was driven by the timing of tax payments and higher working capital. Capital spending for the third quarter was $258 million in 2020 and $298 million in 2019. Proceeds from dispositions of property in the third quarter of 2019 included approximately $200 million from the previously mentioned sale of a manufacturing facility as part of the 2018 Global Restructuring Program. Third quarter 2020 share repurchases were 1.3 million shares at a cost of $194 million. The company expects full-year repurchases will be $700 million. Total debt was $8.4 billion at September 30, 2020 and $7.7 billion at the end of 2019.
Third Quarter 2020 Business Segment Results
Personal Care Segment
Third quarter sales of $2.3 billion increased 1 percent. Volumes increased 4 percent and product mix improved 1 percent, while changes in currency rates reduced sales by 4 percent. Third quarter operating profit of $486 million decreased 1 percent. Results were impacted by unfavorable currency effects, higher advertising spending, other manufacturing cost increases and higher general and administrative costs. The comparison benefited from organic sales growth, cost savings and lower input costs.
Sales in North America increased 6 percent. Volumes increased 5 percent, driven by baby and child care, and the combined impact of changes in net selling prices and product mix improved sales 1 percent.
Sales in developing and emerging markets decreased 4 percent. Changes in currency rates reduced sales 11 percent. Volumes rose 5 percent, including increases in China, Eastern Europe, India and Latin America, and product mix improved more than 1 percent.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 1 percent. Changes in currency rates increased sales 2 percent. Net selling prices fell 3 percent while product mix improved 2 percent.
Consumer Tissue Segment
Third quarter sales of $1.6 billion increased 9 percent. Volumes increased 10 percent and net selling prices rose slightly, while product mix was unfavorable by 1 percent. Changes in currency rates reduced sales slightly. The volume increase was driven by increased shipments in North America and developed markets to support higher consumer and customer demand related to the global outbreak of COVID-19. Third quarter operating profit of $318 million increased 20 percent. Results benefited from organic sales growth, cost savings and lower input costs. The comparison was impacted by increased advertising spending, other manufacturing cost increases, higher general and administrative costs and unfavorable currency effects.
Sales in North America increased 11 percent. Volumes rose 11 percent and net selling prices improved 2 percent, while product mix was down 2 percent. Volumes increased high-single digits to low-double digits in all major product categories.
Sales in developing and emerging markets decreased 4 percent including a 7 point negative impact from changes in currency rates. Volumes rose 3 percent and product mix improved 2 percent, while net selling prices fell 2 percent.
Sales in developed markets outside North America increased 17 percent. Volumes rose 14 percent, driven by South Korea and Western/Central Europe, while net selling prices fell 1 percent. Changes in currency rates increased sales 4 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.7 billion decreased 16 percent. Volumes declined 21 percent, reflecting challenging economic and business conditions globally following the outbreak of COVID-19. Changes in currency rates reduced sales slightly, while net selling prices and product mix each improved 3 percent. Third quarter operating profit of $87 million decreased 51 percent. The comparison was impacted by lower organic sales, other manufacturing cost increases including inefficiencies from lower production volumes and higher input costs. Results benefited from cost savings.
Sales in North America decreased 15 percent. Volumes were down 21 percent, while net selling prices and product mix each improved 3 percent. Sales were down significantly in washroom products but increased double-digits in wipers, safety and other products.
Sales in developing and emerging markets decreased 28 percent including a 5 point negative impact from changes in currency rates. Volumes fell 24 percent, with significant declines in all major geographies, and product mix was down 2 percent. Net selling prices increased 3 percent.
Sales in developed markets outside North America were down 8 percent. Volumes decreased 18 percent, while product mix improved 4 percent and net selling prices increased 3 percent. The changes were driven by Western/Central Europe. Currency rates were favorable by 3 percent.
Year-To-Date Results
For the first nine months of 2020, sales of $14.3 billion increased 3 percent. Organic sales increased 6 percent, as volumes rose 4 percent and net selling prices and product mix each improved 1 percent. Changes in foreign currency exchange rates reduced sales by 3 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly.
Year-to-date operating profit was $2,495 million in 2020 and $2,240 million in 2019. Results in both periods include charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $2,815 million in 2020 and $2,455 million in 2019. Results benefited from organic sales growth, $345 million of FORCE cost savings and $95 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $215 million, driven by pulp. The comparison was impacted by other manufacturing cost increases, unfavorable currency effects, higher general and administrative costs and increased advertising spending.
Through nine months, diluted net income per share was $5.30 in 2020 and $4.65 in 2019. Year-to-date adjusted earnings per share were $6.06 in 2020 and $5.18 in 2019.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate about 1 percent of company net sales.
The restructuring is expected to be completed in 2021, with total restructuring charges anticipated to be toward the high end of the range of $1,700 to $1,900 million pre-tax ($1,300 to $1,400 million after tax). The company expects the program will generate annual pre-tax cost savings of $500 to $550 million. The company continues to target to achieve those savings by the end of 2021, although it is possible the full realization could occur in 2022 because of the uncertainties related to COVID-19. Through the third quarter of 2020, the company has incurred cumulative restructuring charges of $1,739 million pre-tax ($1,284 million after tax) and generated cumulative savings of $395 million.
2020 Outlook and Key Planning Assumptions
The company’s outlook continues to assume no significant impact from potential supply chain disruptions as a result of COVID-19. In addition, the company updated the following key planning and guidance assumptions for full-year 2020:
•Net sales increase of 2 to 3 percent (prior assumption 1 to 2 percent).
•Organic sales increase of 5 percent compared to the previous target of 4 to 5 percent.
•Foreign currency exchange rates unfavorable between 2 and 3 percent (prior estimate 3 percent).
•The net impact of the acquisition of Softex Indonesia and exited businesses in conjunction with the 2018 Global Restructuring Program expected to increase sales slightly.
•Adjusted operating profit growth of 8 to 10 percent (prior estimate 6 to 9 percent).
•Adjusted earnings per share of $7.50 to $7.65 compared to the prior outlook of $7.40 to $7.60 and $6.89 in 2019.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:
•2018 Global Restructuring Program. Mentioned elsewhere in this release.

•Softex Indonesia acquisition-related costs. The company incurred costs to evaluate and execute the acquisition of Softex Indonesia.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, exited businesses and acquisitions also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 148-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, the company has been actively monitoring the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced increased volatility in demand for some of our products as consumers adapt to the evolving environment. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and any governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future business performance, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak), epidemics, failure to realize the expected benefits or synergies from the Softex Indonesia acquisition, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in each of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the company’s Annual Report on Form 10-K for the year ended December 31, 2019.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended September 30
	2020	2019	Change
Net Sales	$4,683	$4,640	+1%
Cost of products sold	3,093	3,085	—
Gross Profit	1,590	1,555	+2%
Marketing, research and general expenses	919	815	+13%
Other (income) and expense, net	5	(175)	N.M.
Operating Profit	666	915	-27%
Nonoperating expense	(40)	(11)	+264%
Interest income	2	3	-33%
Interest expense	(62)	(66)	-6%
Income Before Income Taxes and Equity Interests	566	841	-33%
Provision for income taxes	(114)	(192)	-41%
Income Before Equity Interests	452	649	-30%
Share of net income of equity companies	31	31	—
Net Income	483	680	-29%
Net income attributable to noncontrolling interests	(11)	(9)	+22%
Net Income Attributable to Kimberly-Clark Corporation	$472	$671	-30%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.38	$1.95	-29%
Diluted	$1.38	$1.94	-29%

Cash Dividends Declared	$1.07	$1.03	+4%

Common Shares Outstanding	September 30
	2020	2019
Outstanding shares as of	340.4	343.1
Average diluted shares for three months ended	342.3	345.9

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Nine Months Ended September 30
	2020	2019	Change
Net Sales	$14,304	$13,867	+3%
Cost of products sold	9,146	9,398	-3%
Gross Profit	5,158	4,469	+15%
Marketing, research and general expenses	2,636	2,395	+10%
Other (income) and expense, net	27	(166)	N.M.
Operating Profit	2,495	2,240	+11%
Nonoperating expense	(57)	(33)	+73%
Interest income	6	8	-25%
Interest expense	(188)	(198)	-5%
Income Before Income Taxes and Equity Interests	2,256	2,017	+12%
Provision for income taxes	(510)	(467)	+9%
Income Before Equity Interests	1,746	1,550	+13%
Share of net income of equity companies	104	91	+14%
Net Income	1,850	1,641	+13%
Net income attributable to noncontrolling interests	(37)	(31)	+19%
Net Income Attributable to Kimberly-Clark Corporation	$1,813	$1,610	+13%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$5.32	$4.68	+14%
Diluted	$5.30	$4.65	+14%

Cash Dividends Declared	$3.21	$3.09	+4%

Common Shares Outstanding	September 30
	2020	2019
Average diluted shares for nine months ended	342.3	346.0

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition-Related Costs	As Adjusted Non-GAAP
Cost of products sold	$3,093	$107	$—	$2,986
Gross Profit	1,590	(107)	—	1,697
Marketing, research and general expenses	919	25	9	885
Other (income) and expense, net	5	(1)	—	6
Operating Profit	666	(131)	(9)	806
Nonoperating expense	(40)	(26)	—	(14)
Provision for income taxes	(114)	50	—	(164)
Effective tax rate	20.1%	—	—	22.4%
Share of net income of equity companies	31	—	—	31
Net income attributable to noncontrolling interests	(11)	—	—	(11)
Net Income Attributable to Kimberly-Clark Corporation	472	(107)	(9)	588
Diluted Earnings per Share(a)	1.38	(0.31)	(0.03)	1.72

	Three Months Ended September 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,085	$104	$2,981
Gross Profit	1,555	(104)	1,659
Marketing, research and general expenses	815	21	794
Other (income) and expense, net(b)	(175)	(181)	6
Operating Profit	915	56	859
Provision for income taxes	(192)	(23)	(169)
Effective tax rate	22.8%	—	21.5%
Net Income Attributable to Kimberly-Clark Corporation	671	33	638
Diluted Earnings per Share(a)	1.94	0.10	1.84
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.
(b)Other (income) and expense, net includes a pre-tax gain of approximately $182 on the sale of a manufacturing facility and associated real estate which were disposed of as part of the 2018 Global Restructuring Program.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2020
	As Reported	2018 Global Restructuring Program	Softex Indonesia Acquisition-Related Costs	As Adjusted Non-GAAP
Cost of products sold	$9,146	$237	$—	$8,909
Gross Profit	5,158	(237)	—	5,395
Marketing, research and general expenses	2,636	75	9	2,552
Other (income) and expense, net	27	(1)	—	28
Operating Profit	2,495	(311)	(9)	2,815
Nonoperating expense	(57)	(26)	—	(31)
Provision for income taxes	(510)	83	—	(593)
Effective tax rate	22.6%	—	—	22.8%
Share of net income of equity companies	104	(1)	—	105
Net income attributable to noncontrolling interests	(37)	2	—	(39)
Net Income Attributable to Kimberly-Clark Corporation	1,813	(253)	(9)	2,075
Diluted Earnings per Share(a)	5.30	(0.74)	(0.03)	6.06

	Nine Months Ended September 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$9,398	$331	$9,067
Gross Profit	4,469	(331)	4,800
Marketing, research and general expenses	2,395	66	2,329
Other (income) and expense, net(b)	(166)	(182)	16
Operating Profit	2,240	(215)	2,455
Provision for income taxes	(467)	35	(502)
Effective tax rate	23.2%	—	22.5%
Share of net income of equity companies	91	(2)	93
Net income attributable to noncontrolling interests	(31)	1	(32)
Net Income Attributable to Kimberly-Clark Corporation	1,610	(181)	1,791
Diluted Earnings per Share(a)	4.65	(0.52)	5.18
(a) "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.
(b) Other (income) and expense, net includes a pre-tax gain of approximately $182 on the sale of a manufacturing facility and associated real estate which were disposed of as part of the 2018 Global Restructuring Program.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$1,518	$442
Accounts receivable, net	2,125	2,263
Inventories	1,787	1,790
Other current assets	645	562
Total Current Assets	6,075	5,057
Property, Plant and Equipment, Net	7,497	7,450
Investments in Equity Companies	333	268
Goodwill	1,418	1,467
Other Assets	1,208	1,041
TOTAL ASSETS	$16,531	$15,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$517	$1,534
Trade accounts payable	2,995	3,055
Accrued expenses and other current liabilities	2,230	1,978
Dividends payable	360	352
Total Current Liabilities	6,102	6,919
Long-Term Debt	7,851	6,213
Noncurrent Employee Benefits	873	897
Deferred Income Taxes	500	511
Other Liabilities	599	520
Redeemable Preferred Securities of Subsidiaries	29	29
Stockholders' Equity
Kimberly-Clark Corporation	335	(33)
Noncontrolling Interests	242	227
Total Stockholders' Equity	577	194
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,531	$15,283

2020 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Operating Activities
Net income	$483	$680	$1,850	$1,641
Depreciation and amortization	192	230	606	700
Stock-based compensation	47	26	101	74
Deferred income taxes	(42)	(18)	(30)	8
Net (gains) losses on asset dispositions	54	(172)	67	(155)
Equity companies' earnings (in excess of) less than dividends paid	(6)	(1)	(53)	(31)
Operating working capital	(198)	126	292	(399)
Postretirement benefits	22	5	7	(16)
Other	7	10	2	(10)
Cash Provided by Operations	559	886	2,842	1,812
Investing Activities
Capital spending	(258)	(298)	(894)	(867)
Proceeds from dispositions of property	—	205	5	206
Investments in time deposits	(186)	(167)	(509)	(353)
Maturities of time deposits	150	58	404	287
Other	7	(43)	17	(40)
Cash Used for Investing	(287)	(245)	(977)	(767)
Financing Activities
Cash dividends paid	(365)	(354)	(1,087)	(1,054)
Change in short-term debt	170	(219)	(497)	324
Debt proceeds	601	4	1,842	700
Debt repayments	(501)	(2)	(753)	(705)
Proceeds from exercise of stock options	77	51	212	211
Acquisitions of common stock for the treasury	(186)	(214)	(449)	(544)
Other	(1)	(13)	(40)	(92)
Cash Used for Financing	(205)	(747)	(772)	(1,160)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3	(12)	(17)	(8)
Change in Cash and Cash Equivalents	70	(118)	1,076	(123)
Cash and Cash Equivalents - Beginning of Period	1,448	534	442	539
Cash and Cash Equivalents - End of Period	$1,518	$416	$1,518	$416

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2020	2019	Change	2020	2019	Change
NET SALES
Personal Care	$2,339	$2,305	+1%	$6,990	$6,866	+2%
Consumer Tissue	1,623	1,484	+9%	4,991	4,482	+11%
K-C Professional	705	839	-16%	2,277	2,477	-8%
Corporate & Other	16	12	N.M.	46	42	N.M.
TOTAL NET SALES	$4,683	$4,640	+1%	$14,304	$13,867	+3%

OPERATING PROFIT
Personal Care	$486	$490	-1%	$1,532	$1,459	+5%
Consumer Tissue	318	264	+20%	1,111	726	+53%
K-C Professional	87	176	-51%	423	488	-13%
Corporate & Other(a)	(220)	(190)	N.M.	(544)	(599)	N.M.
Other (income) and expense, net(a)	5	(175)	N.M.	27	(166)	N.M.
TOTAL OPERATING PROFIT	$666	$915	-27%	$2,495	$2,240	+11%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2020
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	1	4	—	1	(4)	5
Consumer Tissue	9	10	—	(1)	—	10
K-C Professional	(16)	(21)	3	3	—	(15)
TOTAL CONSOLIDATED	1	2	1	1	(2)	3

	Nine Months Ended September 30, 2020
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	2	4	—	2	(4)	6
Consumer Tissue	11	13	1	(1)	(2)	13
K-C Professional	(8)	(11)	3	2	(1)	(6)
TOTAL CONSOLIDATED	3	4	1	1	(3)	6
(a)    Total may not equal the sum of volume, net price, mix/other, exited businesses and currency due to rounding.
(b)Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2020 AND 2019 RESULTS

	Estimated Range
ESTIMATED FULL YEAR 2020 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$7.50	—	$7.65
Adjustment for charges related to the 2018 Global Restructuring Program	(1.00)	—	(0.85)
Softex Indonesia acquisition-related costs	(0.09)	—	(0.08)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.41	—	$6.72

Twelve Months Ended December 31, 2019
FULL YEAR 2019 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.89
Adjustment for charges related to the 2018 Global Restructuring Program	(0.72)
Adjustment related to property sale gain	0.07
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.24

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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